Exhibit 10.101

AMENDMENT NO. 1 TO THE
SECOND AMENDED AND RESTATED ADVISORY SERVICES AGREEMENT

AMENDMENT NO. 1 to the SECOND AMENDED AND RESTATED ADVISORY SERVICES AGREEMENT, dated as of March 31, 2006, among SECURITY CAPITAL CORPORATION, a Delaware corporation (“Security Capital”), and CAPITAL PARTNERS, INC., a Connecticut corporation (“Capital Partners”).  Capitalized terms used but defined herein shall have the meanings ascribed to such terms in the Advisory Services Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Security Capital and Capital Partners entered into that certain Second Amended and Restated Advisory Services Agreement, dated as of December 23, 2005, and effective as of January 1, 2006 (the “Advisory Services Agreement”), pursuant to which Capital Partners agreed to, among other things, continue, from and after January 1, 2006, to provide advisory services to Security Capital and its subsidiaries in the areas of investments, general administration, corporate development, strategic planning, stockholder relations, financial matters and general business policy for a fee of $1,550,000 per annum;

WHEREAS, Security Capital has commenced a formal sale process for the Sale of Security Capital in an effort to maximize stockholder value by seeking for its stockholders the highest price reasonably attainable for Security Capital; and

WHEREAS, pursuant to the Advisory Services Agreement, the Board of Directors of Security Capital (the “Board”) has assigned Capital Partners, and its President and Chief Executive Officer, the responsibility to manage the formal sale process; and

WHEREAS, the Board has determined that the appropriate structure for maximizing stockholder value in the formal sale process and to receive the highest price reasonably attainable for Security Capital is to engage in a Sale of Primrose prior to a Sale of Security Capital; and

WHEREAS, Security Capital and Primrose Holdings, Inc. (“Primrose”) have entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of February 10, 2006, among PHC Acquisition, Inc. (“PHC”), Primrose, Security Capital and the other parties set forth on Schedule A and Schedule B thereto, pursuant to which PHC will acquire all of the shares of Primrose held by Security Capital; and

WHEREAS, as a condition to entering into the Stock Purchase Agreement, PHC required that Security Capital, Capital Partners and Primrose amend the Advisory Services Agreement to remove Primrose as a party without liability to Primrose or its subsidiaries other than the payment of the $193,750 Fee that is payable by Primrose to Capital Partners pursuant to the Advisory Services Agreement, which amount is being paid by Primrose to Security Capital simultaneously with the execution of this Agreement; and

WHEREAS, the Compensation Committee of the Board, the Audit Committee of the Board and the full Board, a majority of the members of which are independent directors, have unanimously determined that such an amendment to the Advisory Services Agreement is in the best interests of Security Capital and all of its stockholders; and

WHEREAS, Security Capital and Capital Partners desire to amend the Advisory Services Agreement to reflect such matters.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, intending to be legally bound, to amend the Advisory Services Agreement, as follows:

1.             Primrose is hereby removed as a party to the Advisory Services Agreement and is hereby released from, and Security Capital and Capital Partners shall indemnify and save Primrose harmless against, any and all liabilities, obligations, claims and expense arising under, or with respect to, the Advisory Services Agreement.

2.             Section 1(b) of the Advisory Services Agreement is hereby deleted in its entirety without liability.

3.             Section 2(b) of the Advisory Services Agreement is hereby deleted in its entirety and replaced with the following:

(b)           Notwithstanding anything in this Agreement to the contrary, in the event of a Sale of Security Capital, this Agreement shall automatically terminate on the earlier of (A) the six-month anniversary of the consummation of the Sale of Security Capital and (B) December 31 of the year in which the Sale of Security Capital is consummated.

4.             Section 3 of the Advisory Services Agreement is hereby deleted in its entirety and replaced with the following:

3.             Advisory Fee.

(a)           Security Capital shall pay to Capital Partners an advisory fee (the “Fee”) at the rate of $1,550,000 per annum for the services described in Section 1.  The Fee shall be payable in equal quarterly installments, in advance, with the installment for each quarter payable on the first day of the first month of such quarter; provided that, (i) in the event that a Sale of Security Capital is consummated on or prior to March 31, 2006, Capital Partners shall not be entitled to receive the $387,500 payment for the fourth quarter of 2006, (ii) in the event that a Sale of Security Capital is consummated after March 31, 2006 but on or prior to June 30, 2006, the $387,500 payment for the fourth quarter of 2006 shall be prorated and adjusted for the number of days elapsed during the fourth quarter of 2006 prior to the date of the termination of this Agreement pursuant to Section 2(b) of this Agreement and (iii) the portion of the Fee payable by Security Capital with respect to each of the second and third quarters of 2006 will be reduced by $96,875 (which amount represents the portion of the Fee paid by Primrose to Security Capital).  The Fee shall be subject to an appropriate adjustment, as reasonably agreed by the affected parties pursuant to Section 9, whenever there is the occurrence of any material unforeseen event, including, but not limited to, any significant change in the scope of the operations of Security Capital such as, for example, a significant change in scope which results from any acquisition or disposition made by Security Capital (other than a Sale of Security Capital or a Sale of Primrose).  The Fee shall be exclusive of reasonable out-of-pocket costs incurred by Capital Partners directly in the performance of the services described in Section 1, which out-of-pocket costs shall be reimbursed in accordance with
Section 4.

(b)           Notwithstanding anything in this Agreement to the contrary, in the event of a Sale of Security Capital, Security Capital shall be obligated to (i) pay its portion of the next installment payment of the Fee simultaneously with the consummation of the Sale of Security Capital and (i) pay its portion of any other installment payment of the Fee due during the six-month period following the Sale of Security Capital at the time such installment payment is payable under this Agreement.

5.             Section 4 of the Advisory Services Agreement is hereby deleted in its entirety and replaced with the following:

4.             Costs.  Security Capital shall promptly reimburse Capital Partners for all reasonable out-of-pocket costs incurred directly in connection with the services to be provided under this Agreement to Security Capital, except for rent, utilities and compensation for any employees of Capital Partners; provided that nothing in this Agreement shall be deemed to require Capital Partners to advance funds on behalf of Security Capital for payment of out-of-pocket expenses.  In particular, except as otherwise determined by a majority of the independent directors on the Board, in their sole discretion, no separate compensation shall be paid by Security Capital to, among any others, Brian D. Fitzgerald, A. George Gebauer, William R. Schlueter or Richard O’Connor, or their successors, who serve as officers of Security Capital, and who are also employees of Capital Partners.  Such reimbursement shall be made promptly after receipt of invoices therefor submitted by Capital Partners to Security Capital from time to time.

6.             The proviso set forth at the end of the first sentence of Section 9 of the Advisory Services Agreement is hereby deleted in its entirety.

7.             Except as expressly set forth herein, this amendment to the Advisory Services Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Advisory Services Agreement, all of which shall remain in full force and effect.  This amendment may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.  This amendment shall be governed by and construed in accordance with the laws of the State of Connecticut.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed as of the date first above written.

SECURITY CAPITAL CORPORATION

By:	/s/ Richard W. O’Connor
Name: Richard W. O’Connor
Title: Controller

CAPITAL PARTNERS, INC.

By:	/s/ William R. Schlueter
Name: William R. Schlueter
Title: Managing Director and
Chief Financial Officer

AGREED AND ACKNOWLEDGED BY:

PRIMROSE HOLDINGS, INC.

By:	/s/ Jo Kirchner
Name: Jo Kirchner
Title: Vice President

[Signature Page to Amendment No. 1 to the Second Amended and Restated Advisory Services Agreement]